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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                    FORM 8-K

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                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15 (D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): DECEMBER 20, 2005

                               TRIPLE-S MANAGEMENT
                                   CORPORATION
               (Exact Name of Registrant as Specified in Charter)

          Puerto Rico                    000-49762              66-0555678
(State or Other Jurisdiction of (Commission File Number)    IRS Employer
        Incorporation)                                    Identification No.)


       ( Registrant's telephone number, including area code: 787-749-4949

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e -4(c))

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ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 15, 2005, Triple-S Management Corporation (the "Corporation") and Great American Financial Resources, Inc. ("GAFRI") announced that they had entered into a definitive Stock Purchase Agreement (the "Agreement") under which the Corporation will acquire 100% of the issued and outstanding shares of common stock of Great American Life Assurance Company of Puerto Rico, Inc. ("GALAC") for $37.5 million. The transaction, which was unanimously approved by the boards of directors of both companies, is subject to approval of the Commissioner of Insurance of the Commonwealth of Puerto Rico.

On the same date as the aforementioned transaction, Seguros de Vida Triple-S, Inc. ("SVTS"), a subsidiary of the Corporation, entered into a Coinsurance Funds Withheld Agreement with GALAC. See Item 8.01.

A copy of the press release announcing the execution of the Agreement is attached as exhibit hereto.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN
           OFF-BALANCE SHEET ARRANGEMENT OF A Registrant.

On December 15, 2005, the Corporation entered into a Note Purchase Agreement, subject to customary closing conditions, to issue and sell $60 million of its 6.60% Senior Unsecured Notes due December 2020 (the "Notes") in a private placement to various institutional investors. The transaction is expected to close on December 21, 2005.

Pursuant to the Note Purchase Agreement, the Corporation will pay interest on the outstanding balance of the Notes at the rate of 6.60% per annum from the date of the issuance of the Notes, payable monthly commencing on January 1, 2006, until such principal shall have become due payable. In the event that the Corporation's risk-based capital ratio is less than 375% during a period of at least one year, the interest rate payable on the Notes on any interest payment date after the expiration of such year shall increase to 6.75% per annum while such condition exists. To the event permitted by law, the Corporation will pay interest on any overdue payment (including any overdue prepayment) of principal and any overdue payment of interest, at a rate per annum equal to the greater of
(i) 8.60% or (ii) 2% over the rate of interest publicly announced from time to time by Citibank, N.A., in New York City as its "base" or "prime" rate of U.S. dollar commercial loans.

The Corporation may, at its option, upon notice, as specified in the Note Purchase Agreement, redeem and prepay prior to maturity, all or any part of the Notes on or after January 1, 2011 and from time to time thereafter, at par, as specified in the Note Purchase Agreement, together with accrued and unpaid interest, if any, to the date of redemption specified by the Corporation.

The Notes shall automatically become immediately due and payable without notice upon the occurrence of an event of default involving insolvency or bankruptcy of the Corporation or any Significant Subsidiary (as defined in the Note Purchase Agreement) of the Corporation. In addition, any holder of the Notes may, at its discretion, by notice given to the Corporation, declare all the Notes held by such holder to be immediately due and payable upon occurrence of any other event of default specified in the Note Purchase Agreement. Finally, events of termination include failure to make the required payments under the Note Purchase Agreement, and failure to comply with certain business or negative covenants.

ITEM 8.01. OTHER ITEMS.

On December 15, 2005, SVTS entered into a Coinsurance Funds Withheld Agreement (the "Reinsurance Agreement") for indemnity reinsurance with GALAC, whereby GALAC will automatically cede, in respect of all new business written as of December 22, 2005, to SVTS 69% of the life insurance, annuities, accident and

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supplemental health, supplementary benefits, and riders. The initial ceding allowance for the transaction is $60 million.

SVTS' liability will commence on December 22, 2005 and will continue in accordance with the terms and conditions of the Reinsurance Agreement, and will end at the same time as that of GALAC as specified in the terms of each of the policies subject to reinsurance by SVTS. Payment by GALAC to SVTS of reinsurance premium is a condition precedent to the SVTS' liability in accordance to the terms of the Reinsurance Agreement.

The reinsurance will be on a quota share Coinsurance Funds Withheld basis. The quota share reinsured shall be 69%. Funds withheld at inception shall be 69% of the initial reserves. Funds Withheld will be defined at inception equal to the reinsurance share of the initial reserves.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

      (c) Exhibits

      99.1  Press Release dated December 19, 2005.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      TRIPLE-S MANAGEMENT CORPORATION

Date: December 20, 2005               By: /s/ Ramon M. Ruiz Comas
                                      Name:  Ramon M. Ruiz-Comas
                                      Title: President & Chief Executive Officer